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                                                                 Exhibit 99.2(e)

June 4, 2001

Ivax Corporation
4400 Biscayne Boulevard
Miami, FL 33131

Dear Sirs or Madams:

          You have requested information from Laboratorio Chile S.A. and its subsidiaries (the "Company") in connection with a transaction involving the purchase of shares of common stock of Laboratorio Chile S.A. (the "Transaction"). As a condition to providing you access to the Evaluation Material (as defined below), the Company is requiring that you agree, as set forth below, to treat confidentially such Evaluation Material whether access to such Evaluation Material information is provided orally or in writing. "Evaluation Material" includes all information provided by or on behalf of the Company, and all notes, analyses, compilations, studies or other documents, whether prepared by you or others, which contains or otherwise reflects such information. You agree to use the Evaluation Material solely for purposes of evaluating the Transaction. You hereby acknowledge and confirm your understanding that you will be given access to the Evaluation Material, subject to the terms hereunder, at the premises of the Company in Santiago, Chile, and Buenos Aires, Argentina and agree to use the Evaluation Material solely for the purpose described above. We understand that upon review of the Evaluation material you may request to have access to our premises in Peru, and will consider your request in good faith.

          The term "Evaluation Material" does not include information which you can demonstrate (i) is or becomes generally available to the public other than as a result of a disclosure by you or your Representatives, (ii) was available to you on a non-confidential basis prior to its disclosure to you by the Company, or its representatives or its agents, or (iii) becomes available to you on a non-confidential basis from a source other than the Company, or its shareholders, employees, representatives and agents, provided that such source is not bound by a confidentiality agreement with the Company, or its shareholders, representatives or its agents or otherwise prohibited from transmitting the information to you or your Representatives by a contractual, legal or fiduciary obligation.It is understood that you may disclose any of the Evaluation Material to those of your Representatives who require such material for the purpose of evaluating a possible Transaction (provided that such Representatives shall be informed by you of the confidential nature of the Evaluation Material). You agree that the Evaluation

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Material will be kept confidential by you and your Representatives and, except with the Company's specific prior written consent or as expressly otherwise permitted by the terms hereof, will not be disclosed by you or your Representatives. You further agree that you and your Representatives will not use any of the Evaluation Material for any reason or purpose other than to evaluate the Transaction. You agree to be responsible for any action or failure to act that would constitute a breach of this Agreement by your Representatives. It is also understood that only Representatives specifically identified reasonably in advance by you to the Company in writing will be given access to the Company premises, data rooms and Evaluation Material, as is further specified below.

          In the event that you or any of your Representatives are requested or required (by law, regulation, oral questions, interrogatories, requests for information or documents, subpoena, Civil Investigative Demand or in connection with litigation or similar process) to disclose any of the Evaluation Material, it is agreed that you or such Representative, as the case may be, will provide the Company with prompt notice of such request(s) so that the Company may seek an appropriate protective order or other appropriate remedy and/or waive your or such Representative's compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, or that the Company grants a waiver hereunder, you or such Representative may furnish that portion (and only that portion) of the Evaluation Material which, in the opinion of your counsel, you are legally compelled to disclose and will exercise your best efforts to obtain reliable assurance that confidential treatment will be accorded any Evaluation Material so furnished.

          In addition, you hereby acknowledge that you are aware (and that your Representatives who are apprised of this matter have been or will be advised) that applicable securities laws restrict persons with material non-public information about a company obtained directly or indirectly from that company or its affiliates from purchasing or selling securities of such company, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

          In the event that the transaction contemplated by the Agreement to Tender dated as of May 18, 2001, a copy which is attached under Annex A hereto (the "Agreement to Tender") is not consummated by July 20, 2001, without the prior written consent of the Company you will not, and will not permit any of your affiliates to, for the one-year period from the date of this Agreement, (a) use the Evaluation Material to solicit or cause to be solicited the employment of, or hire, any employee (excluding secretarial and other clerical staff) of the Company in Argentina, provided that this agreement shall not prohibit any
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advertisement or general solicitation (or hiring as a result thereof) that is not specifically targeted at such persons nor shall it prohibit the hiring of any such person who (i) initiates employment with, but without prior contact from, you or your affiliates, or (ii) is not to your knowledge after due inquiry an officer, director or employee of the Company on the date you first solicit such person, and (b) use the Evaluation Material to divert or attempt to divert any business or customer of the Company.

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          In the event that the transaction contemplated by the Agreement to
Tender is not consummated by July 20, 2001, you will promptly upon the Company's written request deliver to the Company all Evaluation Material, together with all copies thereof in the possession of you or your Representatives. In the event of such request, all other documents or other matter constituting Evaluation Material in the possession of you or your Representatives will be destroyed, with any such destruction confirmed by you in writing to the Company.

          It is understood and agreed that your access to Evaluation Material shall be limited to a period of five consecutive business days which shall commence on June 6, 2001 or such other date as may be agreed by you and us. The information will be set forth in data rooms located in Chile and Argentina. You agree that neither the Company nor its agents or representatives shall have any liability to you or any of your Representatives resulting from the use of the Evaluation Material by you or such Representatives. Moreover, none of the Company or its agents, representatives or affiliates, or you or your Representatives, will be under any legal obligation of any kind whatsoever with respect to the transaction contemplated in the Agreement to Tender. The agreements set forth in this Agreement may be modified or waived only by a separate writing signed by the Company and you expressly so modifying or waiving such agreements.

          You hereby agree to indemnify and hold harmless the Company from any damage, loss, cost or liability (including, without limitation, reasonable legal fees and any cost incurred to enforce this indemnity) to the extent arising out of or resulting from any unauthorized use or disclosure by you or your Representatives of Evaluation Material. You acknowledge that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by you or your Representatives and that any such breach would cause the Company irreparable harm. Accordingly, you also agree that in the event of any breach or threatened breach of this Agreement, the Company, in addition to any other remedies at law or in equity it may have, shall be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance.

          It is understood and agreed that no failure or delay by the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

          The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this letter agreement, which shall remain in full force and effect.

          This agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

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          You agree and consent to personal jurisdiction and service and venue in any federal or state court within the State of New York having subject matter jurisdiction, for the purposes of any action, suit or proceeding arising out of or relating to this Agreement. This Agreement shall be governed by and construed in accordance with the law of the State of New York.

          If you are in agreement with the foregoing, please sign and return one copy of this letter, which thereupon will constitute our Agreement with respect to the subject matter hereof.

                                          Very truly yours,

                                          LABORATORIO CHILE S.A.


                                          By: /s/ Pablo Lamarca
                                              ----------------------------
                                             Title: General Manager

Confirmed and agreed to as of
the date first above written:

IVAX CORPORATION


By: /s/ Neil Flanzraich
    ---------------------------------
   Title: Vice Chairman and President

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